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                                                                     Exhibit 1.2



May 26, 1999

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Interactive Network, Inc. and, under the date of March 15, 1999, we reported on the consolidated balance sheets of Interactive Network, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders deficit and cash flows for each of the years in the three year period ended December 31, 1998. On May 20, 1999, we resigned. We have read Interactive Network, Inc's statements included under item 4 of its Form 8-K dated May 26, 1999 and we agree with such statements, except that we are not in a position to agree or disagree with Interactive Network, Inc's statements regarding (a) the Company's determination that it is in the best interest of the company that the former independent accountant be replaced with an accountant more suitable to the Company's current needs and, (b) the resolution of contingencies subsequent to March 15, 1999.

This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.


Very truly yours,


KPMG LLP